T. ROWE PRICE RAISES QUARTERLY DIVIDEND FOR 20TH CONSECUTIVE YEAR; BOARD ELECTS JIM KENNEDY PRESIDENT AND CEO, BRIAN ROGERS CHAIRMAN, AND ED BERNARD VICE CHAIRMAN
Retiring Chairman and President George Roche to Step Down at End of Year
BALTIMORE (December 14, 2006) — T. Rowe Price Group, Inc. (NASDAQ: TROW) announced today that its Board of Directors declared a quarterly dividend of $0.17 per share payable January 12, 2007 to stockholders of record on December 29, 2006, and as planned, formally elected James A.C. Kennedy as president and chief executive officer of the firm. Also as planned, the Board of Directors elected Brian C. Rogers chairman of the board and Edward C. Bernard vice chairman. The election of Messrs. Kennedy, Rogers, and Bernard becomes effective on January 1, 2007 following the retirement of Chairman and President George A. Roche on December 31, 2006.
The quarterly dividend represents a 21% increase over the previous quarterly dividend rate of $0.14 per share. T. Rowe Price has raised its dividend every year since becoming a public company in 1986.
Mr. Kennedy, 53, is currently director of equities. Mr. Rogers, 51, will continue to serve as chief investment officer, as well as the manager of the T. Rowe Price Equity Income Fund and large-cap value portfolios for institutional clients. Mr. Bernard, 50, has management responsibilities for the firm’s marketing, distribution, client service, and technology activities. Also, as part of the transition, William J. Stromberg, 46, becomes the director of equities and remains head of global equity research.
Mr. Roche, 65, started with T. Rowe Price as a natural resources analyst in 1968 working with company founder Thomas Rowe Price, Jr., and was portfolio manager of the New Era Fund from 1979 through 1997. He has served on the Board of Directors since 1980 and was chief financial officer from 1984 through 1997. Mr. Roche became chairman and president in 1997.
Founded in 1937, Baltimore-based T. Rowe Price is a global investment management organization with $308.1 billion in assets under management as of September 30, 2006. The organization provides a broad array of mutual funds, sub-advisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The company also offers a variety of sophisticated investment planning and guidance tools. T. Rowe Price’s disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research. More information is available at www.troweprice.com.
###